Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our reports dated: (i) March 18, 2003, accompanying the consolidated balance sheets of G REIT, Inc. as of December 31, 2002 and 2001 and the related consolidated statements of operations, shareholders’ equity and cash flows for the year ended December 31, 2002 and the period from December 18, 2001 (inception) through December 31, 2001, (ii) October 31, 2002, accompanying the historical statement of revenues and certain expenses of 5508 Highway 290 West Building for the year ended December 31, 2001, (iii) January 31, 2003, accompanying the historical statement of revenues and certain expenses of Two Corporate Plaza for the year ended December 31, 2001, (iv) March 5, 2003, accompanying the historical statement of revenues and certain expenses of Congress Center for the year ended December 31, 2002, and (v) March 6, 2003, accompanying the historical statement of revenues and certain expenses of Atrium Building for the year ended December 31, 2002, all of which are contained in Amendment No. 3 of the Company’s Registration Statement and Prospectus including Supplement No. 8. We consent to the use of the aforementioned reports in Supplement No. 8 of the Company’s Registration Statement and Prospectus and to the use of our name as it appears under the caption “Experts”.

/s/    GRANT THORNTON LLP

Irvine, California

April 30, 2003